Exhibit 99.1

PRESS RELEASE

PacWest Bancorp
  (NASDAQ: PACW)

Contact:	Matthew P. Wagner	Victor R. Santoro
	Chief Executive Officer	Executive Vice President & CFO
	PacWest Bancorp	PacWest Bancorp
	10250 Constellation Boulevard	10250 Constellation Boulevard
	Suite 1640	Suite 1640
	Los Angeles, CA 90067	Los Angeles, CA 90067

Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE	May 8, 2012

PACWEST BANCORP DISCLOSES PROPOSAL TO ACQUIRE FIRST CALIFORNIA FINANCIAL GROUP IN AN ALL-STOCK MERGER FOR $7.25 PER SHARE

—        Represents a 32% premium to FCAL’s May 3 closing price —

—        Combined company would have nearly $7.5 billion in assets —

Los Angeles, California . . . PacWest Bancorp (Nasdaq: PACW) today announced that on May 3, 2012, it submitted to the board of First California Financial Group, Inc. (“FCAL”) a merger proposal in which FCAL shareholders would receive $7.25 in PacWest Bancorp common stock for each FCAL share they hold.  PacWest’s offer represented a 32% premium to FCAL’s closing price on May 3, 2012.

Matt Wagner, Chief Executive Officer of PacWest Bancorp, commented, “We believe the combination of PacWest Bancorp and First California is highly compelling for the stockholders of both organizations.  On a pro forma basis, the combined organization would have nearly $7.5 billion in assets, a strong franchise with locations throughout California and an enhanced platform to serve its customers.”

Mr. Wagner continued, “We strongly prefer to conduct negotiations privately and have a long history of successful acquisitions completed on this basis.  We’ve made this disclosure reluctantly, and only after First California summarily rejected our proposal and ignored our previous efforts to engage with them in discussions.  Given the significant premium we have offered, we wanted to make sure all FCAL constituents are aware of this attractive proposal.  We are excited about the prospects for a combination of PacWest and FCAL and plan to work diligently toward a transaction.”

In light of the compelling strategic rationale for the transaction, and the attractive financial terms for FCAL stockholders, PacWest communicated its current proposal to the FCAL Board of Directors on May 3, 2012 and asked that FCAL agree to commence discussions on the basis of this proposal by the afternoon of May 8, 2012.  FCAL instead cursorily determined not to proceed with good faith discussions on our proposal, and as a result PacWest determined to release the May 3 letter publicly:

May 3, 2012

Mr. Robert E. Gipson, Chairman of the Board
Mr. C.G. Kum, President and Chief Executive Officer
First California Financial Group, Inc.
3027 Townsgate Road, Suite 300
Westlake Village, California 91361

Gentlemen:

We are writing to again reiterate our strong interest in the mutually beneficial combination of PacWest Bancorp (“PACW”) and First California Financial Group, Inc. (“FCAL”).  We hope and expect that our prior outreach and indications of interest (including our prior letters and Proposed Terms and Conditions, dated November 31, 2011 and January 27, 2012) have made clear to you and your Board the sincerity of our interest.  We are disappointed and, quite frankly, surprised by the lack of response to our good faith attempts to engage in friendly discussions, particularly in light of the vocal sentiment of a number of your significant stockholders.

We have continued to follow FCAL and its ongoing results and condition, as well as its future prospects and potential fit as a member of the PACW family.  Accordingly, we are pleased to present to the Board a revised offer of $7.25 per share in PACW common stock to acquire 100% of the outstanding FCAL capital stock (and rights to acquire FCAL stock).  The value of PACW for purposes of the exchange would be subject to a mutually agreed upon collar mechanism to protect both parties.  This offer represents an extraordinarily compelling premium of 32% to the FCAL closing price on May 3, 2012.  This proposal would also provide your stockholders with a tax-free exchange, and the opportunity to benefit from the future growth and success of our combined companies from the advantageous starting point of a premium exchange ratio.  In making this proposal, our Board believes, and expects that your stockholders would agree, that the combination of our two banks is in the best interests of both of our stockholders, customers, employees and other stakeholders and presents a unique opportunity to create a valuable community banking franchise possessing the capital resources, scale, management team and financial strength necessary to thrive in the current competitive environment.  On a pro forma basis, the combined company would have approximately $7.5 billion in assets.

We have undertaken an extensive and careful review of FCAL based solely on publicly available information.  As part of a private negotiation, we would expect to conduct due diligence on an expedited basis pursuant to a customary mutual non-disclosure agreement and reach terms on a mutually satisfactory merger agreement containing customary terms.

We would also like to reiterate our belief that a transaction between PACW and FCAL possesses the added and significant benefit of PACW’s highly successful track record of completing transactions, including 23 acquisitions of other financial institutions since 2000.  Importantly, we and our advisors have also carefully reviewed the regulatory implications of this transaction and are confident we will receive all required approvals without delay.

We intend to devote all necessary resources towards entering into a mutually beneficial transaction with FCAL on an expedited basis.  In light of our anticipated considerable expenditures of time and money, we request that beginning on the date of your countersignature to this letter, for a period of 30 days (1) each of PACW and FCAL deal, and ensure that its respective representatives deal, exclusively with the other with respect to any potential change of control or similar fundamental transaction, and (2) neither PACW nor FCAL be permitted to disclose this proposal, or that discussions regarding a potential transaction or this proposal are taking place (other than solely to the extent required by law, applicable regulation or upon regulatory request, provided that each party apprises the other of any such disclosures to the extent practicable), and that both parties promptly enter into a customary mutual nondisclosure agreement.  Of course, both parties understand that these exclusivity obligations will terminate immediately upon the date that PACW and FCAL mutually agree to terminate discussions and, as expressed above, PACW is confident that a mutually satisfactory definitive agreement can be reached well in advance of the expiration of the 30 day exclusivity period.

As you know, our preference has been and remains to reach a mutually beneficial, negotiated transaction promptly.  However, in light of our continued expenditures and dedication of substantial resources without reciprocation to date, absent a response from FCAL on or prior to 3pm Pacific Time on Tuesday May 8, 2012 expressing a willingness to enter into exclusive discussions as described above, we will be compelled to withdraw this offer for a negotiated transaction.  At that time, we would have no choice but to consider alternatives to ensure that the compelling nature of our proposal is communicated to your stockholders.

As you can appreciate, we are submitting this proposal to you and your Board in confidence and, other than the fifth paragraph of this letter, which is intended to be binding and enforceable upon your countersignature to this letter on or prior to 3pm Pacific Time on Tuesday May 8, 2012, this letter does not create or constitute any legally binding obligation by PACW regarding the proposed transaction.

PACW’s Board fully supports and is committed to this transaction.  We sincerely hope that you and your Board will share our enthusiasm for this unique opportunity.  Please do not hesitate to contact me at (310) 728-1020 with any questions.  I can also be reached via email at [********].  We look forward to hearing from you shortly.

Very truly yours,

Matthew P. Wagner
Chief Executive Officer

PacWest’s merger proposal is subject to satisfactory completion of due diligence by PacWest, negotiation of a satisfactory merger agreement, the receipt of applicable board and shareholder approvals and the receipt of customary regulatory approvals.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with $5.4 billion in assets as of March 31, 2012, with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). Through 76 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located throughout California in Los Angeles, Orange, Riverside, San Bernardino, Santa Barbara, San Diego, San Francisco, San Luis Obispo, San Mateo and Ventura Counties.  Through its subsidiaries, BFI Business Finance and Celtic Capital Corporation, and its divisions, First Community Financial and Pacific Western Equipment Finance, Pacific Western also provides working capital financing and equipment leasing to growing companies located throughout the United States, with a focus on the Southwestern U.S., primarily in Arizona, California, Utah and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com.  Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

ADDITIONAL INFORMATION

This communication is neither an offer to purchase or exchange nor a solicitation of an offer to sell securities of PacWest or FCAL.  Subject to future developments, additional documents regarding the transaction may be filed with the Securities and Exchange Commission (the “SEC”).  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ SUCH DISCLOSURE DOCUMENTS REGARDING THE PROPOSED TRANSACTION CAREFULLY IN THEIR ENTIRETY, IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and securityholders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by PacWest with the SEC at the SEC’s website at www.sec.gov.  The disclosure documents and other documents that are filed with the SEC by PacWest may also be obtained PacWest’s website at www.pacwestbancorp.com or obtained for free from PacWest by directing a request to PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

PacWest and certain of its directors and executive officers may be deemed to be participants in any solicitation of proxies from FCAL’s stockholders in respect of the proposed transaction between PacWest and FCAL.  Information regarding PacWest’s directors and executive officers is available in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 6, 2012.  This document can be obtained free of charge from the sources indicated above.  Additional information regarding the interests of these participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement and other relevant materials to be filed with the SEC in connection with the proposed transaction.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of PacWest. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the possibility that PacWest and FCAL do not proceed with the proposed transaction, failure to receive regulatory and shareholder approvals for the proposed transaction, PacWest’s ability to successfully integrate FCAL or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; settlements with the FDIC related to our loss-sharing arrangements from the Los Padres Bank and Affinity Bank acquisitions; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to PacWest; general economic conditions, either nationally or in the market areas in which PacWest does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing PacWest’s loans.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s and FCAL’s respective annual report on Form 10-K, quarterly reports on Form 10-Q and other respective reports filed by PacWest and FCAL with the SEC.  The documents filed by PacWest and FCAL with the SEC may be obtained at the SEC’s website at www.sec.gov.  The documents filed by PacWest may also be obtained at PacWest’s website at www.pacwestbancorp.com or obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

Contact information:

PacWest Bancorp

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021